                         BROKER-DEALER SELLING AGREEMENT


     AGREEMENT by and between Connecticut General Life Insurance Company, a Connecticut corporation ("CG Life"); CIGNA Life Insurance Company, a Connecticut corporation ("CLIC"); CIGNA Financial Advisors, Inc. ("CFA"), a registered Broker-Dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, and a member of the National Association of
Securities Dealers, Inc. ("NASD"); [              ] ("Broker-Dealer"), also a
registered Broker-Dealer with the Securities and Exchange Commission under the
Securities Exchange Act of 1934 and a member of the NASD; and [             ]
("Agency"); and each additional insurance agency signatory hereto (each of which shall also be referred to herein as "Agency"). (CG Life and CLIC are affiliated life insurers. Either or both may be signatories to the Agreement. Where only one is a party the term "Company" as used herein shall refer to that party. Where both CG Life and CLIC are parties, the term "Company" shall mean CG Life and/or CLIC, except that for purposes of paragraph 21 it shall mean CG Life and CLIC.)


                                   WITNESSETH:


     WHEREAS, the Company proposes to have Broker-Dealer's registered representatives ("Representatives") who are also licensed to sell insurance in appropriate jurisdictions solicit and sell certain variable insurance contracts (the "Insurance Securities") more particularly described in this Agreement and which are deemed to be securities under the Securities Act of 1933, and to sell certain non-variable insurance contracts (the "Fixed Policies") more particularly described in this Agreement (collectively the "Policies"); and

     WHEREAS, the Company has appointed CFA as the principal distributor of the Insurance Securities and has agreed with CFA that CFA shall be responsible for the training and supervision of persons involved with the solicitation and offer or sale of any of the Insurance Securities, and CFA proposes to delegate, to the extent legally permitted, said supervisory duties to Broker-Dealer; and

     WHEREAS, as full compensation, CG Life will pay to Broker-Dealer the commissions provided for in Schedule A-1 on premiums paid to CG Life on Policies issued by CG Life and sold by Broker-Dealer after this Agreement becomes effective; and

          WHEREAS, as full compensation, CLIC will pay to Broker-Dealer the commissions provided for in Schedule A-2 on premiums paid to CLIC on Policies issued by CLIC and sold by Broker-Dealer after this Agreement becomes effective;

     NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

     1. APPOINTMENT OF BROKER-DEALER. The Company and CFA hereby appoint Broker-Dealer to sell the Policies through its Representatives and to provide certain administrative services to facilitate solicitations for and sales of the Policies.

     Broker-Dealer agrees that its authority is limited to the solicitation and marketing of the Policies in accordance with this Agreement and Broker-Dealer agrees that it will not make, alter, modify or discharge any contract or extend any provision thereof, or extend the time for payment of premiums or waive any forfeiture or guarantee dividends or estimate future interest, mortality or expense factors except through the use of authorized illustrations and projections approved by the Company, or deliver any life insurance contract unless the applicant is at the time of delivery in good health and insurable condition, or incur any debts or liability against the Company or CFA. Nothing in this Agreement shall create or be construed to create an exclusive authority to represent the Company or CFA or to effect sales of Policies, either with respect to a specific geographic territory, or otherwise.

     2.   THE POLICIES.

          (a) The Policies issued by CG Life to which this Agreement applies are listed in Schedule B-1. Schedule B-1 may be amended at any time by CG Life. CG Life in its sole discretion and without notice to Broker-Dealer, may suspend sales of any Policies or amend any policies or contracts evidencing such Policies if, in CG Life's opinion, such suspension or amendment is: (1) necessary for compliance with federal, state, or local laws, regulations, or administrative order(s); or, (2) necessary to prevent administrative or financial hardship to CG Life. In all other situations, CG Life shall provide 30 days notice to Broker-Dealer prior to suspending sales of any Policies or amending any policies or contracts evidencing such Policies.

          (b) The Policies issued by CLIC to which this Agreement applies are listed in Schedule B-2. Schedule B-2 may be amended at any time by CLIC. CLIC in its sole discretion and without notice to Broker-Dealer, may suspend sales of any Policies or may amend any policies or contracts evidencing such Policies if, in CG Life's opinion, such suspension or amendment is: (1) necessary for compliance with federal, state, or local laws, regulations, or administrative order(s); or, (2) necessary to prevent administrative or financial hardship to CLIC. In all other situations, CLIC shall provide 30 days notice to Broker-Dealer prior to suspending sales of any Policies or amending any policies or contracts evidencing such Policies.

     3. SECURITIES LICENSING. Broker-Dealer shall, at all times when performing its functions under this agreement, be registered as a securities broker with the SEC and a member of NASD and licensed or registered as a securities broker-dealer in the states and other local jurisdictions that require such licensing or registration in connection with variable insurance contract sales activities or the supervision of Representatives who perform such activities in the respective location.

     4. INSURANCE LICENSING. Broker-Dealer shall, at all times when performing its functions under this agreement, be validly licensed as an insurance agency in the states and other local jurisdictions that require such licensing or registration in connection with Broker-Dealer's variable or fixed insurance contract sales activities; or, in those states in which Broker-

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Dealer cannot or does not obtain a corporate agent's license, shall maintain a contractual relationship with an agency, which shall be validly licensed as an insurance agency in such jurisdiction or jurisdictions. Such contractual relationship shall be set forth in an agreement substantially equivalent to that set forth as Exhibit A. Broker-Dealer shall provide the Company with a list of all licensed insurance agencies relied upon by Broker-Dealer to comply with this paragraph and covenants to maintain the completeness and accuracy of such list, and to cause each such agency to become a signatory hereto (each of which shall thereupon also be an "Agency" hereunder).

     5. APPOINTMENTS. Broker-Dealer shall assist the Company in the appointment of Representatives under the applicable insurance laws to sell the Policies. Broker-Dealer shall fulfill all requirements set forth in the General Letter of Recommendation, attached as Schedule C, in conjunction with the submission of licensing/appointment papers for all applicants as insurance agents of the Company. All such licensing/appointment papers should be submitted by Broker-Dealer to the Company or the Company's duly appointed agent. Notwithstanding such submission, the Company shall have sole discretion to appoint, refuse to appoint, discontinue, or terminate the appointment of any Representative as an insurance agent of the Company.

     6.   SECURING APPLICATIONS.

          (a) All applications for Policies issued by the Company shall be made on application forms supplied by the Company and all payments collected by Broker-Dealer or any Representative of Broker-Dealer shall be remitted promptly in full, together with such application forms and any other required documentation, directly to the Company at the address indicated on such application or to such other address as the Company may, from time-to-time, designate in writing. Broker-Dealer shall review all such applications for completeness. Checks in payment on any such Policy shall be drawn to the order of the Company. All applications are subject to acceptance or rejection by the Company at its sole discretion.

          (b) All records or information obtained hereunder by Broker-Dealer shall not be disclosed or used except as expressly authorized herein, and Broker-Dealer will keep such records and information confidential, to be disclosed only as authorized or if expressly required by federal or state regulatory authorities.

     7. MONEY RECEIVED BY BROKER-DEALER. All money payable in connection with any of the Policies, whether as premium or otherwise, and whether paid by or on behalf of any policyholder, contract owner or anyone else having an interest in the Policies, is the property of the Company and shall be transmitted immediately in accordance with the administrative procedures of the Company without any deduction or offset for any reason, including, by way of example but not limitation, any deduction or offset for compensation claimed by Broker-Dealer.

     8. SUPERVISION OF REPRESENTATIVES. Broker-Dealer shall have full responsibility for the training and supervision of all Representatives associated with Broker-Dealer who are engaged directly or indirectly in the offer or sale of the Insurance Securities, and all such persons shall be subject to the control of and supervision of Broker-Dealer with respect to such persons' securities regulated activities, and to the control of Broker-Dealer or its appropriate licensed insurance agency subsidiary with respect to such person's insurance regulated activities, in connection with the solicitation and sale of and other communication with respect to the Policies. Broker-Dealer will cause the Representatives to be trained in the sale of the Insurance Securities; will insure that such Representatives qualify under applicable federal and state laws to engage in the sale of the Insurance Securities; will cause such Representatives to be registered representatives of Broker-Dealer before such Representatives engage in the solicitation of applications for the Insurance Securities; and will cause such Representatives to limit solicitation of applications for the Policies issued by the Company to jurisdictions where the Company has authorized such solicitation. Broker-Dealer shall cause such Representatives' qualifications to be certified to the satisfaction of CFA and shall notify CFA if any Representative ceases to be a registered representative of Broker-Dealer or ceases to maintain the proper licensing required for the sale of any of the Policies. Each party shall be liable for its own negligence and misconduct hereunder.

     9. REPRESENTATIVES INSURANCE LICENSES AND APPOINTMENTS. Broker-Dealer, prior to allowing its Representatives to solicit or sell the Policies, shall require such Representatives to be validly insurance licensed, registered and appointed by the Company as fixed and/or variable contract agents in accordance with the jurisdictional requirements of the place where the solicitations and sales take place as well as the solicited person's or entity's place of residence.

     10. COMPLIANCE WITH NASD RULES OF FAIR PRACTICE AND FEDERAL AND STATE SECURITIES LAWS. Broker-Dealer shall fully comply with the requirements of the National Association of Securities Dealers, Inc. and of the Securities Exchange Act of 1934 and all other applicable federal or state laws and will establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the Representatives. Upon request by CFA, Broker-Dealer shall furnish such appropriate records as may be necessary to establish such diligent supervision.

     11. NOTICE OF REPRESENTATIVE'S NONCOMPLIANCE. In the event a Representative fails or refuses to submit to supervision of Broker-Dealer or otherwise fails to meet the rules and standards imposed by Broker-Dealer on its Representatives, Broker-Dealer shall advise CFA of this fact and shall immediately notify such Representative that he or she is no longer authorized to sell any of the Policies and Broker-Dealer shall take whatever additional action may be necessary to terminate the sales activities of such Representative relating to the Policies.



     12.  PROSPECTUSES, SALES PROMOTION MATERIAL AND ADVERTISING.

          (a) Broker-Dealer shall be provided with prospectuses relating to the Insurance Securities and such other material as CFA determines to be necessary or desirable for use in connection with sales of the Insurance Securities. No sales promotion materials or any advertising relating to the Insurance Securities shall be used by Broker-Dealer unless the specific item has been approved in writing by CFA, which consent shall not be unreasonably withheld or delayed.

          (b) Broker-Dealer shall be provided with advertising and sales material relating to the Fixed Policies and such other material as the Company determines to be necessary or desirable for use in connection with sales of such Policies. No sales promotion materials or any advertising relating to the Fixed Policies shall be used by Broker-Dealer unless the specific item has been approved in writing by the Company, which consent shall not be unreasonably withheld or delayed.

          (c) In addition, Broker-Dealer shall not print, publish or distribute any advertisement, circular or any document relating to the Company unless such advertisement, circular or document shall have been approved in writing by the Company; provided, however, that nothing herein shall prohibit Broker-Dealer from advertising fixed or variable insurance in general or on a generic basis.

          (d) Broker-Dealer agrees that all computer software containing the rates and values of products issued by the Company, whether or not distributed through CFA, all rate books, computer printouts, client files, policies, brochures, prospectuses, sales promotion materials, whether in hard copy or computer format containing the name/logo of the Company, CFA, CIGNA or any affiliated company, are furnished to Broker-Dealer in confidence, and Broker-Dealer agrees to refrain from reproducing, publishing, or disclosing such material other than in the ordinary course of business. Broker-Dealer further agrees that all such property shall be returned to the Company upon demand or upon termination of this Agreement.

     13. RIGHT OF REJECTION. The Company or CFA, in its or their sole discretion, may reject any applications or payments remitted by Representative through Broker-Dealer and may refund an applicant's payments to the applicant. In the event such refunds are made and if Broker-Dealer has received compensation based on an applicant's payment that is refunded, Broker-Dealer shall promptly repay such compensation to the Company. If repayment is not promptly made, the Company may at its sole option deduct any amounts due it from Broker-Dealer from future commissions otherwise payable to Broker-Dealer pursuant to this agreement. This provision shall survive termination of this Agreement.

     14.  COMPENSATION.

          (a) COMMISSIONS, FEES AND ALLOWANCES. Sales commissions payable to Broker-Dealer in connection with the Policies shall be paid to the Agency, and Broker-Dealer hereby appoints Agency to receive on its behalf any and all compensation that may be due and payable to Broker-Dealer in accordance with the provisions set forth in Schedule A-1 or Schedule A-2, as appropriate. The Company will provide Broker-Dealer or Agency with a copy of it's current Schedule of Sales Commissions. These fees and commissions will be paid as a percentage of premiums received and accepted by the Company on applications obtained by the various Representatives of Broker-Dealer. Upon termination of this Agreement all compensation to the Agency hereunder shall cease; however, Broker-Dealer and/or Agency shall continue to be liable for any chargebacks or for any other amounts advanced by or otherwise due to the Company hereunder.

          (b) CHANGES TO COMMISSION SCHEDULE. The Company may, upon at least ten (10) days prior written notice, change its Schedule of Sales Commissions. Any such change shall apply to compensation due on applications received by the Company after the effective date of such notice.

          (c)  RESTRICTIONS.

               (i) If Broker-Dealer, Agency or any Representative shall rebate or offer to rebate all or any part of a premium on a policy issued by the Company in violation of applicable state insurance laws or regulations, or if Broker-Dealer, Agency or any Representative shall withhold any premium on any Policy issued by the Company, or if Broker-Dealer, Agency or any Representative rebates or offers to rebate all or any part of a commission paid or payable upon the sale of a Policy, the Company may, at its option, terminate this Agreement.

          (ii) If Broker-Dealer, Agency or any Representative shall at any time induce or endeavor to induce any owner of a Policy to relinquish the Policy except under circumstances where there is reasonable grounds for believing the policy, contract or certificate is not suitable for such person, any and all compensation due hereunder shall cease and terminate.

               (iii) Nothing in this Agreement shall be construed as giving Broker-Dealer or Agency the right to incur any indebtedness on behalf of the Company. Broker-Dealer and Agency each hereby authorizes the Company to set off their respective liabilities to the Company against any and all amounts otherwise payable to them by the Company.

     15. POLICY DELIVERY. The Company may, upon written request of Broker-Dealer, transmit Policies to Broker-Dealer for delivery to Policyowners. Broker-Dealer hereby agrees to deliver all such Policies to policyowners promptly upon its receipt thereof from the Company. Broker-Dealer agrees that the indemnification provisions of paragraph 16(a) herein include any and all costs, expenses, loss, damages and attorneys' fees resulting from Broker-Dealer's failure to perform or inability to prove performance of the undertakings described in this paragraph, and authorizes the Company to set off any amount it owes the Company under this paragraph against any and all amounts otherwise payable to or on behalf of Broker-Dealer by the Company pursuant to this agreement. The Company reserves the right to revoke or withdraw this privilege, in whole or in part, at any time, and without prior notice.

     16.  INDEMNIFICATION.

          (a) Broker-Dealer and Agency shall indemnify and hold CG Life, CLIC and CFA harmless from any and all costs, expenses, loss or damages, including reasonable attorneys' fees, resulting from any negligent, fraudulent or unauthorized acts or omissions of Broker-Dealer or its Representatives.

          (b) CG Life, CLIC and CFA shall indemnify and hold Broker-Dealer and Agency harmless from any and all cost, expense, loss or damages, including reasonable attorneys' fees, resulting from any negligent, fraudulent or unauthorized acts or omissions by CG Life, CLIC and CFA, their employees or authorized agents.

     17. WAIVER. Failure of any party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     18.  INDEPENDENT CONTRACTORS.

          (a) The Company and CFA are independent contractors with respect to Broker-Dealer, Representatives and Agency. Nothing contained in this Agreement shall create, or shall be construed to create, the relationship of employer and employee between the Company or CFA and Broker-Dealer or Agency.

          (b) Broker-Dealer shall, in its sole discretion, select the persons from whom it will solicit applications for Policies, as well as the time, manner and place of solicitation.

     19. LIMITATIONS. No party other than the Company shall have the authority to make, alter, or discharge any policy, contract, or certificate issued by the Company, to waive any forfeiture or to grant, permit, nor extend the time for making any payments nor to guarantee earnings or rates, nor to alter the forms which the Company may prescribe or substitute other forms in place of those prescribed by the Company, nor to enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of the Company.

     20.  FIDELITY BOND.

          (a) The Broker represents that all of its directors, officers, employees and Representatives who are appointed pursuant to this Agreement as agents of the Company for state insurance law purposes or who have access to funds of the Company, including but not limited to funds submitted with applications for the Policies or funds being returned to owners, shall at all times be covered by a blanket fidelity bond, including coverage for larceny and embezzlement, issued by a reputable bonding company. This bond shall be maintained by Broker-Dealer at Broker-Dealer's expense. Such bond shall be, at least, of the form, type and amount required under the NASD Rules of Fair Practice. Broker-Dealer shall maintain Errors and Omissions insurance coverage in an amount and with a company satisfactory to the Company and CFA. The Company may require evidence, satisfactory to it, that such coverage is in force and Broker-Dealer shall give prompt written notice to the Company of any notice of cancellation or change of coverage.

          (b) Broker-Dealer assigns any proceeds received from the fidelity bonding company to CG Life to the extent of any loss to CG Life due to activities covered by the bond, and to CLIC to the extent of any loss to CLIC due to activities covered by the bond. If there is any deficiency amount, whether due to a deductible or otherwise, Broker-Dealer shall promptly pay CG Life or CLIC such amount on demand and Broker-Dealer hereby indemnifies and holds harmless CG Life and CLIC from any such deficiency and from the costs of collection thereof (including reasonable attorneys' fees).

     21. BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns; provided however, that Broker-Dealer may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company.

     22. REGULATIONS. The parties agree to observe and comply with all applicable local, state, and federal laws and rules or regulations, and to fully co-operate with any regulatory authority having jurisdiction with respect thereto.

     23. NOTICES. All notices or communications shall be sent in writing and to the addresses shown below or to such other address as the party may request by giving written notice to the other parties. Notices shall be effective immediately upon deposit in the mail, unless otherwise specifically provided.

               Connecticut General Life Insurance Company
               Hartford, CT 06152-2251
               Attn:  Financial Institutions Department
                      S-251



               CIGNA Life Insurance Company
               Hartford, CT 06152-2351
               Attn:  Financial Institutions Department
                      S-251



               CIGNA Financial Advisors, Inc.
               Hartford, CT  06152-2351


               [BROKER-DEALER]


               [INSURANCE AGENCY]



     24. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.

     25. AMENDMENT OF AGREEMENT. The Company reserves the right to amend this Agreement at any time, and the submission of an application by Broker-Dealer after notice of any such amendment shall constitute agreement to any such amendment.

     26.  TERMINATION.

          (a) This Agreement may be terminated immediately by any party upon written notice or if CFA or Broker-Dealer shall cease to be registered Broker-Dealers under the Securities Exchange Act of 1934 and members of the NASD. In the event of such termination, commissions, fees and allowances shall be payable, based upon the commission schedule set forth in Schedules A-1 and A-2.

          (b)  This Agreement will automatically terminate:

               (i) Upon the death or total and permanent physical or mental disability of Broker-Dealer, if an individual.

               (ii) Upon dissolution of Broker-Dealer, if a corporation or a partnership, including LLC and LLP.

               (iii) At the end of any calendar year during which Broker-Dealer has not maintained the minimum life premium and persistency requirements (if any) as set forth in either Schedule A-1 or Schedule A-2.

     (c) Termination of this Agreement will result in the termination of all agreements with representatives recruited by Broker-Dealer.

     (d) Payment of broker compensation at a level that is higher than the level of broker compensation set forth in Schedule A-1 or A-2 will, at the option of the Company, result in the termination of this Agreement.

     27. EFFECTIVE DATE. This Agreement shall be effective on the _____________ day of_____________________ 19____ .



CONNECTICUT GENERAL LIFE INSURANCE COMPANY


By:
    --------------------------------------------------------

Print Name:
            ------------------------------------------------

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Title:
       -----------------------------------------------------



CIGNA LIFE INSURANCE COMPANY


By:
    --------------------------------------------------------

Print Name:
            ------------------------------------------------

Title:
       -----------------------------------------------------

CIGNA FINANCIAL ADVISORS, INC.


By:
    --------------------------------------------------------

Print Name:
            ------------------------------------------------

Title:
       -----------------------------------------------------



[                     ] BROKER-DEALER CORP.


By:
    --------------------------------------------------------

Print Name:
            ------------------------------------------------

Title:
       -----------------------------------------------------

Date:
      ------------------------------------------------------



[                  ] INSURANCE AGENCY, INC.


By:
    --------------------------------------------------------

Print Name:
            ------------------------------------------------

Title:
       -----------------------------------------------------

Date:
      ------------------------------------------------------


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